FOR IMMEDIATE RELEASE

                                        Media Contact: Emory Epperson
                                                       (714) 727-7958

                                        Analyst Contact: Mariann Ohanesian
                                                         (714) 727-7728


                       AST REPORTS FOURTH QUARTER RESULTS


IRVINE, Calif., Jan. 30, 1997 -- AST Research, Inc. (ASTA-NASDAQ) today announced revenues of $611.4 million for the fourth quarter of fiscal year 1996, ended Dec. 28, 1996, compared with revenues of $612.9 million reported during the prior year period. Net loss was $68.0 million ($1.18 per share), compared to a net loss of $128.6 million ($2.88 per share) reported during the prior year period.

     Total revenues for fiscal year 1996 were $2.104 billion, versus $2.348 billion for the previous calendar year. Net loss for fiscal year 1996 was 417.7 million ($8.22 per share) versus 263.2 million ($7.01 per share) in calendar year 1995. In 1995 AST changed its fiscal year end from June to December. Therefore, fiscal year 1996 comparisons to the prior calendar year period include the third and fourth quarters of fiscal year 1995 and the first and second quarters of transition year 1995.

     In a separate announcement issued earlier today, the company also stated it has received a proposal from Samsung to commence negotiations with respect to the acquisition by Samsung Electronics of all of outstanding shares of common stock of AST not currently owned by Samsung Electronics or its affiliates, at a price of $5.10 per share.

     AST's achieved total worldwide shipments of 402,000 units during the fourth quarter Shipments of the company's desktop systems increased 16 percent to 350,000 in the fourth quarter, compared to the prior year's corresponding quarter. Desktop shipments increased 45 percent compared to the immediately-preceding third quarter of fiscal year 1996 and increased 27 percent compared to the second quarter of 1996.

     Shipments of the company's notebook systems increased 37 percent to 52,000 notebooks, compared to the prior year's quarter. This included the sale of approximately 7,600 private-label notebooks to Samsung. Notebook shipments increased 68 percent compared to the immediately-preceding third quarter of fiscal year 1996.

     Americas region sales of $314.9 million in the fourth quarter were approximately 21 percent higher than in the prior calendar year period because of strong retail channel sales and higher demand for notebook systems. Sales of $286.5 million within the company's international regions declined approximately 19 percent compared to the prior calendar year period due to slower than expected European demand and the impact of the company's continued reorganization activities in the Asia/Pacific region. Compared to the immediately-preceding third quarter, fourth quarter sales in the Americas and international regions grew 38 percent and 58 percent, respectively.

     Worldwide revenues for fiscal year 1996 declined approximately 10 percent compared to the previous calendar year and included $35 million received from Samsung related to sales of intellectual properties and agreements involving server technologies and strategic marketing consulting, of which $10 million was received in the fourth quarter. Sales of $1.141 billion in the Americas and $927.8 million in international regions represented declines of approximately one percent and 22 percent, respectively, over the immediately preceding 12-month period.

     The company also announced changes to its board of directors. Effectively immediately, Yong-Ro Song and Ho Moon Kang, have joined the board, replacing Hyeon-Gon Kim and Hee Dong Yoo who have left to pursue other assignments within the Samsung Group. Mr. Song, 50, is executive vice president and general manager in charge of Samsung Electronic's strategic planning office. Mr. Kang, 46, presently serves as senior executive managing director of Samsung Electronic's computer division.

BALANCE SHEET SUMMARY

     Total net inventory was $139.0 million at Dec. 28, 1996, down from $192.3 million at Sept. 28, 1996 and represented inventory turns of 16.3. For fiscal year 1996, AST achieved inventory turns of 15.0, compared with inventory turns of 8.8 achieved during calendar year 1995.

     At Dec. 28, 1996, accounts receivable totaled $400.1 million, which represented 59 days sales outstanding, down from 76 at Sept. 28, 1996. Total cash and cash equivalents were $61.1 million, with $175.0 million in short-term borrowings, compared with $30.0 million and $124.0 million, respectively, at Sept. 28.

     During the quarter, the company announced a $200 million increase in bank credit guarantees through December 1998 and an extension of its existing $200 million bank credit guarantee from Samsung Electronics from Dec. 1997 to Dec. 1998.

FORWARD-LOOKING STATEMENTS

     Statements contained in this press release which are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.

     Such forward-looking statements are subject to risks and uncertainties which could cause results to differ materially from those projected. Such potential risks and uncertainties include, but are not limited to: the level of competitive pricing pressures in the computer industry; the company's ability to continue to develop, produce and deliver new products that incorporate leading-edge PC technologies on a timely basis, that are competitively priced and achieve significant market acceptance; the effect of any continued losses on the company's supplier and customer relationships; and its ability to fund continuing operations.

     Additional factors which could affect the company's financial results are included in the company's report on Form 10-K for Transition Period 1995, which is filed with the Securities and Exchange Commission.

CORPORATE BACKGROUND

     AST Research Inc., a member of the Fortune 500 list of America's largest industrial and service companies, is one of the world's leading personal computer manufacturers. The company develops a broad spectrum of desktop, mobile and server PC products that are sold in more than 100 countries worldwide. AST systems meet a wide range of customer needs, ranging from corporate business applications to advanced home and home office use. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone (714) 727-4141 or (800) 876-4278. Fax: (714) 727-9355.
Information about AST and its products can be found on the World Wide Web at http://www.ast.com.
                                      # # #
AST(R), Advantage!(R), Ascentia and Bravo are trademarks of AST Research, Inc. Intel and Pentium are registered trademarks, and Pentium Pro is a trademark of Intel Corp. Windows is a registered trademark and Windows NT is a trademark of Microsoft Corp.


                               AST RESEARCH, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

--------------------------------------------------------------------------------
                                             December 28,    December 30,
(In thousands)                                   1996            1995
--------------------------------------------------------------------------------
ASSETS
 Current assets:
  Cash and cash equivalents                    $   61,063   $   125,387
  Accounts receivable, net                        400,061       392,598
  Inventories                                     139,007       252,339
  Other current assets                             38,762        67,297
--------------------------------------------------------------------------------
     Total current assets                         638,893       837,621

 Property and equipment, net                       91,612        98,725
 Other assets                                     100,552       119,696
--------------------------------------------------------------------------------
  Total assets                                 $  831,057   $ 1,056,042
================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities                              679,942       614,075
 Long-term debt                                   131,737       125,540
 Other non-current liabilities                      7,238         5,545
--------------------------------------------------------------------------------
  Total liabilities                               818,917       745,160

 Preferred stock                                   27,780             -
 Common stock and additional capital              506,375       415,182
 Retained earnings (deficit)                     (522,015)     (104,300)
--------------------------------------------------------------------------------
  Total shareholders' equity                       12,140       310,882

  Total liabilities and shareholders' equity    $ 831,057    $1,056,042
================================================================================

                               AST RESEARCH, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

----------------------------------------------------------------------------------------------------------------------
                                                              Three Months Ended               Year Ended
                                                       -----------------------------    ------------------------------
                                                       December 28,     December 30,    December 28,      December 30,
(In thousands, except per share amounts)                  1996               1995            1996              1995
----------------------------------------------------------------------------------------------------------------------
Net sales                                          $   601,429         $    612,926     $ 2,068,643       $  2,348,461
Revenue from related party                              10,000                    -          35,000                -
----------------------------------------------------------------------------------------------------------------------
Total revenue                                          611,429              612,926       2,103,643          2,348,461
Cost of sales                                          566,755              623,032       2,078,775          2,223,279
----------------------------------------------------------------------------------------------------------------------
Gross profit (loss)                                     44,674              (10,106)         24,868            125,182
Selling, general and administrative expenses            92,733               90,553         336,367            327,377
Engineering and development expenses                    11,670               10,041          40,702             37,441
Restructuring charge                                         -               12,967           6,527             12,967
Other charges                                                -                    -          26,380                 -
----------------------------------------------------------------------------------------------------------------------
Total operating expenses                               104,403              113,561         409,976            377,785
----------------------------------------------------------------------------------------------------------------------
Operating loss                                         (59,729)            (123,667)       (385,108)          (252,603)

Financing and other expense, net                        (8,228)              (4,957)        (32,607)           (19,829)
----------------------------------------------------------------------------------------------------------------------
Loss before income taxes                               (67,957)            (128,624)       (417,715)          (272,432)

Income tax provision (benefit)                               -                   -                -             (9,248)
----------------------------------------------------------------------------------------------------------------------
Net loss                                           $   (67,957)         $  (128,624)     $ (417,715)        $ (263,184)
Net loss per share                                 $     (1.18)         $     (2.88)     $    (8.22)        $    (7.01)
======================================================================================================================
Weighted average common shares outstanding              57,741               44,679          50,827             37,552
=======================================================================================================================



                               AST RESEARCH, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                                   (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------
                                                                  Three Months Ended                  Year Ended
                                                              ---------------------------     --------------------------
                                                              December 28,   December 30,      December 28,  December 30,
(In thousands, except per share amounts)                           1996           1995              1996         1995
------------------------------------------------------------------------------------------------------------------------
Primary loss per share

Shares used in computing primary loss per share:
  Weighted average shares of common stock
    outstanding                                                  57,741          44,679            50,827        37,552
  Effect of stock options treated as common stock equivalents
    under the treasury stock method                                   -               -                -          -

  Weighted average common and common  equivalent shares
    outstanding                                                  57,741          44,679            50,827        37,552

Net loss                                                    $   (67,957)     $ (128,624)      $  (417,715)  $  (263,184)

Loss per share - primary                                       $  (1.18)   $      (2.88)      $     (8.22)  $     (7.01)


Fully diluted loss per share

Shares used in computing fully diluted loss per share:
  Weighted average shares of common stock outstanding            57,741          44,679            50,827        37,552
  Effect of stock options treated as common stock equivalents
    under the treasury stock method                                  -                -                 -             -
 Shares assumed issued on conversion of Liquid Yield
  Option Notes (LYONs)                                               -                -                 -             -

  Total fully diluted shares outstanding                         57,741          44,679            50,827        37,552


Net loss - fully diluted earnings per share:
  Net loss                                                    $(67,957)     $  (128,624)      $  (417,715)   $ (263,184)
  Adjustment for interest on LYONs, net of tax                       -                -                 -             -

  Adjusted net loss - fully diluted                           $(67,957)     $  (128,624)      $  (417,715)   $ (263,184)

Loss per share - fully diluted                                 $(1.18)      $     (2.88)      $     (8.22)   $    (7.01)